EXHIBIT 10.115(a)

                   SHORT FORM SETTLEMENT AGREEMENT AND RELEASE

      This Short Form Settlement Agreement and Release (Agreement) is made, entered and effective on December 4, 2003 among Arglen Acquisitions, LLC (Arglen), Garry Gyselen (Gyselen), and Barry Kolevzon (Kolevzon), on the one hand, and Vertical Computer Systems, Inc. (Vertical), NOW Solutions, LLC (NOW), Richard Wade (Wade), and Luis Valdetaro (Valdetaro) on the other hand. Hereinafter, Arglen, Gyselen, Kolevzon, Vertical, NOW, Wade and Valdetaro are sometimes collectively referred to as the Settling Parties.

                                    RECITALS

            A. The Settling Parties have been engaged in several disputes with each other, culminating in one arbitration before the American Arbitration Association (Case No. 72 117 510 02 MDSI), and in multiple civil actions (lawsuits) pending in the Superior Court of the State of California (Case No. BS 077419) and the Supreme Court of the State of New York (Case No. 600644/2003).

            B. The Settling Parties now wish to settle and resolve all their disputes and differences, and to release each other, on the terms and conditions to be more particularly described in a more formal document or set of documents, which shall be prepared and executed on or before the Closing Date as defined herein. Notwithstanding the contemplation that a more formal document or set of documents is to be prepared and executed, in the event no such formal documents are prepared and executed, the Settling Parties intend and agree that this Agreement is fully valid and enforceable, including enforcement in the Los Angeles Superior Court under California Code of Civil Procedure ss.664.6.

                                    AGREEMENT

      1. NOW shall pay Arglen the amount of TEN THOUSAND DOLLARS ($10,000) on or before December 5, 2003.

      2. Vertical and NOW, jointly and severally, shall pay Arglen by wire transfer into Arglen's designated account the amount of ONE MILLION FOUR HUNDRED THOUSAND DOLLARS ($1,4000,000) in full and final settlement, in installments, as follows:

            A. $800,000 cash at closing on January 6, 2004 (the Closing Date).


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            B.  $600,000  in  a  joint  and  several  secured  promissory  note, providing for the following installment payments: $200,000 on April 6, 2004; $100,000 on June 4, 2004; and $300,000 on September 3, 2004. The security interest shall be in all tangible and intangible assets of NOW, its successors and assigns. The secured promissory note and all documents related to the security interest shall be prepared and executed on or before the Closing Date.

      3. The security interest in the note will be junior to NOW's present indebtedness to WAMCO 31, Ltd. (WAMCO), as assignee of Coast Business Credit or its successors and assigns. Arglen agrees that WAMCO will have the right to require, as a condition to its consent to any security interest provided to Arglen herein, that Arglen as the holder of the additional security interest or lien sign an intercreditor agreement on WAMCO's then standard form, acknowledge that the security interest is subordinate to the security interest in favor of WAMCO. Arglen will not take any action to enforce its subordinate security interest so long as any Obligations, as defined in the Loan Documents between NOW and WAMCO, remain outstanding.

      4. In the event any payment under the promissory note is not made when due, or five (5) calendar days after facsimile transmission to Vertical and NOW of written notice to cure, at the option of Arglen, the entire remaining amounts due under the note will become immediately due and payable, with interest at the statutory rate, and all costs of collection, including reasonable attorneys' fees and costs incurred, will also be payable to Arglen by Vertical and NOW, jointly and severally.

      5. Effective on the Closing Date or another mutually agreeable date, Arglen will transfer all of its right, title and interest in and to NOW to Vertical.

      6. Effective on the Closing Date, and except for the obligations specifically undertaken in this Agreement, Arglen, for itself and for its principals, owners, agents, successors and assigns (the Arglen Releasing Parties), releases Vertical and NOW, and their respective principals, directors, officers, owners, agents, successors and assigns including, without limiting the generality of the foregoing Wade and Valdetaro (the Arglen Released Parties), from any and all claims and damages which the Arglen Releasing Parties ever had or claim to have had, may now have or claim to have, or may in the future have or claim to have, against the Arglen Released Parties, from the beginning of time to the date of this Agreement.

      7. Effective on the Closing Date, and except for the obligations specifically undertaken in this Agreement, Gyselen and Kolevzon, for themselves, their successors and assigns (the Gyselen and Kolevzon Releasing Parties), release Vertical and NOW, and their respective principals, directors, officers, owners, agents, successors and assigns including, without limiting the


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generality  of the  foregoing  Wade and  Valdetaro  (the  Gyselen  and  Kolevzon
Released Parties), from any and all claims and damages which the Gyselen and Kolevzon Releasing Parties ever had or claim to have had, may now have or claim to have, or may in the future have or claim to have, against the Gyselen and Kolevzon Released Parties, from the beginning of time to the date of this Agreement.

      8. Effective on the Closing Date, and except for the obligations specifically undertaken in this Agreement, Vertical and NOW, for themselves and for their respective principals, owners, agents, successors and assigns (the Vertical and NOW Releasing Parties), release Arglen and its principals, owners, agents, successors and assigns, including without limiting the generality of the foregoing Gyselen and Kolevzon (the Vertical and NOW Released Parties), from any and all claims and damages which the Vertical and NOW Releasing Parties ever had or claim to have had, may now have or claim to have, or may in the future have or claim to have, against the Vertical and NOW Released Parties, from the beginning of time to the date of this Agreement.

      9. Effective on the Closing Date, and except for the obligations specifically undertaken in this Agreement, Wade and Valdetaro, for themselves and for their successors and assigns (the Wade and Valdetaro Releasing Parties), release Arglen and its principals, owners, agents, successors and assigns, including without limiting the generality of the foregoing Gyselen and Kolevzon (the Wade and Valdetaro Released Parties), from any and all claims and damages which the Wade and Valdetaro Releasing Parties ever had or claim to have had, may now have or claim to have, or may in the future have or claim to have, against the Vertical and NOW Released Parties, from the beginning of time to the date of this Agreement.

      10. To reinforce the foregoing releases, the Settling Parties waive the protections of California Code of Civil Procedure ss. 1542, which provides as follows, and acknowledge that they have been advised by counsel of the consequences of that waiver:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      11. The Settling Parties covenant not to sue or otherwise proceed against each other (except to enforce this Agreement or the more formal document or set of documents), and will immediately dismiss with prejudice all arbitrations, civil actions and all other proceedings against each other.


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      12.  Vertical and NOW,  jointly and  severally,  will  indemnify  and hold
Arglen and its principals, owners, agents, successors and assigns, including without limiting the generality of the foregoing Gyselen and Kolevzon, harmless from and against any and all income tax liabilities arising from, related to, or connected with the undistributed income or profit allocated or to be allocated to Arglen from NOW during the time Arglen was a member of NOW through the Closing Date.

      13. Vertical and NOW, jointly and severally, will indemnify and hold Arglen and its principals, owners, agents, successors and assigns, including without limiting the generality of the foregoing Gyselen and Kolevzon, harmless from and against any and all claims of, or liabilities to, Donald Hateley arising from, related to or connected with Hatley's finder's fee or broker's fee concerning the acquisition of NOW.

      14. Vertical and NOW represent and warrant that they are not in negotiations or discussions related to or connected with the sale, transfer or other disposition of NOW, a majority interest in its ownership, or substantially all of its assets, and understand and acknowledge the Arglen is relying on this representation in entering into this Agreement.

      15. Arglen represents and warrants that it is the owner of, has and will transfer to Vertical on the Closing Date good, clear and marketable title to and possession of Arglen's Membership Interests in NOW, as set forth in the Operating Agreement of NOW (Operating Agreement), free and clear of all agreements, claims, security interests, liens, encumbrances and hypothecations.

      16. Arglen, Gyselen and Kolevzon represent and warrant that, to the best of their present knowledge, recollection and belief, neither they or any of them have made any agreement for the sale, transfer or acquisition of any interest in the ownership of NOW, except as may have been approved by NOW's Executive Committee, to any officer or employee of NOW.

      17. A. Effective on or before the Closing Date, the Warrants (as defined below) held by Arglen or Gyselen, whether vested or not, will be canceled and, concurrently with the cancellation of said warrants, Vertical shall issue and deliver to Arglen TWENTY MILLION (20,000,000) new shares (the New Shares) of 144 common stock of Vertical. Vertical will file for registration of the New Shares no later than 180 days of the Closing Date as part of Vertical's next SB-2 filling; if no SB-2 filing is made within said period, Vertical will make a special filing for the registration of the New Shares within 180 days of the Closing Date. If Vertical does not file within said period, Vertical will issue and deliver to Arglen an additional FIVE MILLION shares of freely traded stock, in which event all 25 million shares will be freely tradeable by no later than December 31, 2004. The New Shares are subject to a leak-out provision whereby the sale of any Vertical stock will be limited to no more than 150% of the average daily volume for the proceeding three (3) months for each week.


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            B. "Warrants"  shall mean those certain warrants for the purchase of certain shares of Vertical's common stock, identified as "Vertical Computer Systems, Inc., Common Stock Purchase Warrant," numbers 11 (30,763,943); 12 (25,000,000); and 13 (25,000,000), each dated March 5, 2001.

      18. Except as provided in this Agreement, for a period of two years from the date of this Agreement, Arglen, Gyselen and Kolevzon, or their representatives, principals, agents or advisors, will not, directly or indirectly, in any manner: (a) acquire, agree to acquire, or make any proposal to acquire (by purchase or otherwise) any securities (or direct or indirect rights to acquire any securities), indebtedness, assets, property or contract rights, of, against or respecting Vertical,; (b) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any securities of Vertical; (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction with Vertical or any of its securities, assets, indebtedness or contract rights, except in a Permitted Transaction that does not violate this Agreement or that is agreed to by Vertical; (d) form, join in or participate in any way in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing actions; or (e) assist, advise or encourage any other persons in connection with any of the foregoing actions.

      19. All information, instruments, documents and details concerning the negotiation of the sale transaction contemplated herein relating to Arglen, Vertical and NOW are strictly confidential, and the Settling Parties shall not, nor will they, or any of them, allow any of their respective officers, directors, managing members, employees, or agents to disclose any matters relating to the business of Arglen, Vertical or NOW, as to this Agreement, its negotiation, terms, provisions or conditions, except as may be reasonably necessary to effectuate the transactions contemplated hereby, or as shall be necessary to disclose to attorneys or accountants employed by the Settling Parties; provided however, Vertical shall not be prohibited from making such regulatory filings regarding its proposed acquisition of Arglen's right, title and interest in NOW, including, without limitation, details as to price, terms, and the like, as is required by law or from making such other disclosures as are reasonably necessary or appropriate pursuant to the Operating Agreement. Notwithstanding the foregoing, Vertical shall use its best efforts to disclose the minimum information as may be required by law, concerning details as to price, terms and the like in any regulatory filing.

      20. Vertical and Arglen shall cooperate with each other to carry out the purposes and intent of this Agreement, including, without limitation, the execution of and delivery to the appropriate party of all further documents and


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instruments,  and  the  approval  of  all  resolutions  or  actions,  as  may be
reasonably  necessary  or  appropriate,   without  limitation  pursuant  to  the
Operating Agreement, to accomplish the same.

      21. Each of the Settling Parties shall bear their own fees and costs incurred in connection with their disputes and differences to the date of this Agreement including, without limitation, the arbitration and civil actions identified above; provided, however, that, in the event any of the Settling Parties incurs attorneys' fees or costs to enforce this Agreement or the more formal document or set of documents to be prepared and executed, the non-prevailing party in such a proceeding shall pay the prevailing party the reasonable attorneys' fees and costs incurred by the prevailing party.

      22. Each of the Settling Parties acknowledges and represents that each has not assigned to any person or entity any right or obligation which would preclude or prevent each of them from performing all of their respective duties and obligations under the terms and conditions of this Agreement. Each of the Settling Parties further represents and warrants that each individual signing this Agreement on their respective behalf and on behalf of any entity has the right, power, legal capacity, and authority to do so, and that no further approval or consent of any person, spouse, officer, shareholder, board of directors, or other entity is necessary.

      23. This Agreement and all other agreements and documents executed in connection herewith constitute the entire agreement between the Settling Parties with respect to the subject of this Agreement, and no amendment, alteration or modification of this Agreement shall be valid or enforceable unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed by the Settling Parties.

      24. This Agreement may be executed in any number of counterparts and, when all executed counterparts are joined together, each such joined counterpart shall be deemed to be an original instrument. This Agreement may also be executed by facsimile signatures, which shall be deemed to be original signatures.


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      25. This Agreement is binding on the Settling Parties and their respective successors and assigns.


ARGLEN ACQUISITIONS, LLC                 VERTICAL COMPUTER SYSTEMS, INC.

                                         By_________________________________
By_________________________________               Authorized Officer
         Authorized Officer

                                         NOW SOLUTIONS, LLC


                                         By_________________________________
                                                  Authorized Officer


                                         -----------------------------------
---------------------------------                 Richard Wade
         Garry Gyselen

                                         -----------------------------------
---------------------------------                 Luis Valdetaro
         Barry Kolevzon


APPROVED AS TO FORM:


HAMBURG, KARIC, EDWARDS &                WOLMAN, BABITT & KING, L.L.P.
  MARTIN LLP


By_________________________________      By_________________________________
         STEVEN S. KARIC                          DEREK A. WOLMAN



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